Exhibit 10.2

Relocation Policy

Clear Channel
Tier 4
Buyer Value Option

TABLE OF CONTENTS

Policy Component	Introduction
Benefits at a Glance
Before You Get Started
Expense Management
Rental Assistance
Home Finding Assistance
New Home Purchase Assistance
Temporary Housing
Home Marketing and Home Sale Assistance
Home Sale Incentive Bonus
Movement of Household Goods
Final Trip to the Destination Location
Miscellaneous Expenses
Tax Liability Assistance

INTRODUCTION

Congratulations!
Congratulations on your relocation with Clear Channel!

On behalf of all your colleagues, we want to thank you for your willingness to make this change. We hope that it will lead to personal growth, further career development, and prove to be mutually beneficial.

Our intent is to provide our mobile employees and their families with the tools and assistance to help them relocate in a timely and cost-effective manner. While there are many benefits available to you, you will be responsible for managing costs associated with your move, and you will be expected to keep relocation costs to a minimum.  We will adhere to Company policy and legal regulations, and will treat all employees in an ethical manner. It is our shared responsibility to communicate openly and honestly and to cooperate with one another during the relocation process. Furthermore, we are committed to ensuring that our service partners meet our requirements for efficient, customer-oriented service delivery.

This Relocation Policy (Policy) is designed to provide information to make your move as smooth and easy as possible. Please read this material carefully so that you understand the comprehensive assistance that is available to you.

The Company has selected SIRVA Relocation LLC (SIRVA), a relocation management company, to assist in your transition. SIRVA is a globally recognized firm that specializes in assisting corporations and their transferring employees in all aspects of the relocation process. Once your relocation authorization has been received by SIRVA, you will receive an e-mail that will include instructions to register with SIRVA’s online relocation tool. Once registered, you will automatically be logged into your personal online relocation portal. You will use this portal to access and complete information required to finalize the initiation process with SIRVA. After you have completed the information in the online relocation tool, you will be contacted by SIRVA to discuss your relocation benefits.

SIRVA provides a Web site titled “MoveOurHome” that offers helpful tools and resources to guide you through the relocation process. The MoveOurHome Web site is separated into four functional areas: find, plan, move, and live. You will find multiple functions available within each area. The MoveOurHome Web site is at your fingertips at www.moveourhome.com.

Important Notice
In order to take maximum advantage of the relocation program benefits, do not contact any real estate agents/rental companies before first talking to your SIRVA Relocation Counselor. This includes registering for “relocation services” on the Internet. Your Relocation Counselor will discuss with you the selection of real estate agents when listing your current home and purchasing a new home.

SIRVA selects brokers on the basis of defined criteria and retains them on the basis of measurable performance relative to SIRVA’s metrics. SIRVA picks the highest performing brokers and establishes relationships with them based exclusively on service delivery and cost performance.

Preferred brokers are prescreened to meet the following criteria:

▪ Recent customer service evaluations completed by Relocation Counselors and transferring employees

▪ Demonstrated marketplace expertise

▪ List-to-sell ratios (listing agents)

▪ Days-on-market performance (listing agents)

▪ Sales closed in the past year (listing agents)

▪ Performance of the agent relative to the market average

▪ Creativity/marketing and sales techniques

▪ Service orientation of the agent from a relocation perspective

▪ Overall professionalism, as established by:

- Full-time status

- Professional associations

- Years in business

- Continuing education

▪ Willingness to participate in a referral program

▪ Attention to detail/accurate and timely completion of weekly reports

▪ Company culture/norms/approach to service delivery and recovery

Both you and the Company will benefit by using a real estate agent that is referred by SIRVA. The Company will be able to minimize costs, while ensuring that you work with a real estate agent that understands your needs and objectives.

BENEFITS AT A GLANCE

Below are the highlights of the relocation benefits available to you. For additional information and details, please refer to the body of this Relocation Policy.

Policy Component	Description
Rental Assistance

▪ SIRVA will provide assistance in helping you locate a home to rent

▪ The Company will reimburse certain expenses for up to 2 home finding trips, not to exceed a total of 7 days for you and 1 family member age 13 or older

▪ The Company will reimburse a lease cancellation charge up to an amount equal to 2 months’ rent

▪ The Company will reimburse lease acquisition fees up to $300

Home Finding Assistance for Homeowners

▪ SIRVA will provide assistance in helping you locate a home to purchase

▪ The Company will reimburse certain expenses for up to 2 home finding trips, not to exceed a total of 7 days for you and 1 family member age 13 or older

New Home Purchase Assistance

▪ The Company through SIRVA and in conjunction with SIRVA Mortgage, will provide a no closing cost loan program if you sell your home through SIRVA’s Home Sale Assistance program

▪ The Company will reimburse 1 general home inspection (up to $500) on the home you plan to purchase

▪ If you choose not to participate in the no closing cost loan program, you will receive reimbursement of normal and customary non-recurring closing costs; this payment will be tax assisted (grossed-up)

Temporary Housing	▪ SIRVA will provide assistance in locating temporary housing accommodations ▪ The Company will reimburse certain temporary housing expenses for up to 60 days for you and your family members
Home Marketing and Home Sale Assistance

▪ SIRVA will provide assistance with helping you market your home including:

- Ordering 2 Broker Market Analyses (BMAs) immediately

- Averaging the Most Probable (likely) Sales Price listed on the 2 BMAs and listing the home at no more than 105% of this average; the Most Probable (likely) Sales Price listed on the BMAs must be within 5% of each other or a third BMA will be ordered and the 2 closest values averaged together

- Assisting with a marketing strategy

▪ SIRVA will provide assistance with helping you sell and close on your home

- SIRVA will close with you when a qualified buyer has been secured and the Option to Purchase has been executed

- SIRVA will then close the sale with the outside buyer

▪ An equity advance of up to 80% based on a bona fide outside offer can be provided to you for a down payment on a new home

Home Sale Incentive Bonus

▪ If you are eligible, the Company will provide a Home Sale Incentive Bonus based on the following:

- If you accept a bona fide outside offer on or between days 1 and 60 of the marketing period you will receive a bonus equal to 2% of the sale price; or

- If you accept a bona fide outside offer on or between days 61 and 90 of the marketing period you will receive a bonus equal to 1% of the sale price

▪ The maximum Home Sale Incentive Bonus will be $5,000

▪ This payment will not be tax assisted (grossed-up)

Movement of Household Goods

▪ The Company, through SIRVA, will arrange for the movement of your household goods with a professional van line

▪ The van line will pack, load, transport, and unload goods, including normal appliance servicing

▪ Additional services include:

- Partial unpacking services

- Storage for up to 60 days

- Shipment of 2 automobiles if the distance to the destination location is greater than 400 miles

Final Trip to the Destination Location

▪ The Company will reimburse certain en route expenses from the departure location to the destination location incurred by you and your family members

▪ The Company expects you to travel a minimum of 400 miles per day by the most direct route

Miscellaneous Expenses	▪ The Company will reimburse up to $7,000 for miscellaneous expenses; receipts are required ▪ This payment will be tax assisted (grossed-up)
Tax Liability Assistance

▪ The Company will pay the estimated federal, state, local and FICA tax liability (gross-up) that arises from the taxable but generally non-deductible portion of Company-reimbursed expenses, unless otherwise indicated in this Policy

BEFORE YOU GET STARTED

Objective
The Company’s relocation benefits are intended to:

▪ Facilitate your timely transition to the destination location.

▪ Minimize your out-of-pocket expenses while effectively managing the Company’s costs.

▪ Comply with Internal Revenue Service (IRS) regulations.

Scope of Benefits
These benefits are designed for the sole purpose of providing support for relocations within the United States. The Company reserves the right to amend, modify, suspend or terminate the relocation benefits and programs described at any time without advance notice. The Company retains the right to establish separate employee relocation policies and/or benefit packages in the event of unusual or uncommon circumstances.

The Company will have the final right of decision when interpreting the terms of the relocation benefits and programs or in any communication with you. This Policy is not an offer, a contract, or part of either.
This Policy describes the provisions of the Company’s policy effective October 5, 2010.

Program Administration
The Company will authorize your relocation with SIRVA. Your SIRVA Relocation Counselor will assist you throughout your transition and will answer any relocation questions that you may have. During the relocation process, you must act and make decisions that are both prudent and reasonable in nature.

Eligibility
This Policy applies to full-time employees who are hired or transferred at the request of the Company and who are selected by the Company to participate in the benefits described in this Policy.

When family members are entitled to relocation benefits within this Policy, the following definition of “family” will apply:

“The employee’s spouse/domestic partner and dependent(s) who reside with the employee at the time of acceptance of transfer and who will reside with the employee at the destination location.”

If the Company employs both you and your spouse/domestic partner, only one set of benefits will apply.

To be eligible for the benefits outlined in this Policy, the move must be completed within 12 months of the effective date of the relocation. The effective date is defined as the official date of transfer/position change for current employees or the official start date for new hire employees. Benefits cease upon termination of employment.

Exceptions
Although the Policy is comprehensive, relocation involves so many individual circumstances that the Policy cannot be all-inclusive.

Any requests for exceptions to the Policy must be submitted in writing to Human Resources—before the expense is incurred— for consideration. All exceptions require the final approval of Human Resources before a commitment can be made. Failure to follow this process may result in personal expense or inconvenience to you.

To implement a consistent Policy, there will be no substitution or cash-equivalent payments provided for unused benefits or portions thereof.

Post Move Surveys
After your relocation is complete, you will receive post-move surveys from SIRVA and other vendors that assisted with your move. Surveys, which may be done via telephone, e-mail or regular mail, are very important tools to ensure the programs and providers are meeting with the Company’s expectations. The Company will receive a copy of these evaluations in order to assess the services provided to you. Your participation in the surveys is very important and the Company requests that you be candid in your assessment and complete all surveys as quickly as possible.

Repayment Agreement
To be eligible for relocation benefits, you are expected to remain with the Company for two years from your effective date of transfer or hire, unless you are transferred again at the request of the Company. If you voluntarily terminate employment or are terminated for cause prior to the expiration of the two-year period, you must:

▪ Repay 100 percent of the relocation expenses previously reimbursed or paid by the Company if you leave during the first year; or

▪ Repay 50 percent of all incurred costs if you leave during the second year.

The Repayment Agreement must be signed and returned to the Company prior to the initiation of any relocation benefits.

EXPENSE MANAGEMENT

Expense Management Process
The Company will assist with relocation expenses in the following ways:

▪ Pay service providers directly for the relocation assistance that you receive.

▪ Reimburse you for acceptable expenses that you have previously paid.

▪ Provide a per diem for meals during the home finding trip(s) and final trip.

Eligible expense reimbursements should be submitted through SIRVA’s MoveOurHome Web site. Submit your relocation expense report online at www.moveourhome.com. Your Relocation Counselor will provide additional instructions regarding the use of this site.

The following are important factors related to the MoveOurHome Web site:

▪ After you have submitted your expenses online, print out the On-line Submittal Form.

▪ Match your actual receipts against it. Receipts (originals) are required for all reimbursable expenses.

▪ Attach all of the receipts to the On-line Submittal Form and mail it to the address provided on the front page within 30 days of incurring the expense.

▪ If you wish to expedite payment, you may simultaneously fax copies of your receipts to SIRVA’s Client Finance Department.

The On-line Submittal Form will be received by SIRVA’s Client Finance Department. After SIRVA receives the form, the expenses will be checked for accuracy and consistency with the Company’s Policy. Under no circumstances should relocation expenses be submitted through the normal business expense process. Funds will be deposited directly to an account (through ACH) designated by you unless you notify your SIRVA Relocation Counselor of an alternate deposit process.

The Company understands that everyone may not have access to a computer and the Internet. In this event, while it is not preferable, you may request a SIRVA Relocation Expense Reporting Form from your Relocation Counselor, attach all receipts, and submit for reimbursement via mail.

If at any time you are unsure whether or not an expense is reasonable in nature, appropriate and/or eligible for reimbursement under this Policy, you should contact SIRVA prior to incurring the expense.

Provisions
It is important to remember:

▪ Relocation expenses must be separate and distinct from business expenses. During the period in which relocation expenses are incurred, regular business (travel and entertainment) must not be reported with relocation expenses. You must submit those expenses through the normal business expense process.

▪ You must complete the expense process, taking care to include a complete address/location. Omission of this data can slow your reimbursement.

▪ You cannot use your Company credit card for relocation expenses.

▪ Credit card statements cannot be used in lieu of receipts.

▪ You should keep records and receipts of all your expenses, whether they are reimbursable under this Policy or not, as this will assist in the completion of your federal and state tax returns at year-end.

Use of the Company’s direct ticket billing, travel system, or expense-reporting system is strictly prohibited for relocation expenses.

Per Diems
Per diems will be provided to assist with daily expenses for meals during the home finding trip, and the final trip to the destination location. The Company will provide a per diem of $35 per family member age 13 and older and $15 per family member age 12 and under. To receive monies for per diems, enter each family member’s name, the amounts, and the appropriate number of days when submitting for expenses. Receipts do not need to be submitted when per diems are provided.

RENTAL ASSISTANCE

Benefit Description
SIRVA specializes in helping you locate the right rental property or apartment in the right neighborhood quickly and easily. Your Relocation Counselor will contact you to review the program and associated benefits and to discuss housing and community needs at the destination location. After this discussion, your Relocation Counselor will use the information acquired to recommend a real estate agent or rental agency to provide additional assistance.
Upon authorization, SIRVA will:

▪ Contact you to perform a review of your benefits and a needs analysis regarding your lifestyle and housing.

▪ Counsel you on areas of consideration during the rental process such as:

- Rental applications

- Rental deposits

- Security considerations

- Lease considerations

- Renters insurance

SIRVA does not provide legal advice with respect to the assistance with rental considerations or any lease review. SIRVA will provide a general review of key areas of attention based upon its experience in the market and understanding of lease terms.

Home Finding Trips
The Company will reimburse expenses for you and one eligible family member age 13 or older for up to two home finding trips for a total of seven days, to locate living accommodations at the destination location. This timeframe includes travel time.

It is expected that you will exercise good judgment when incurring home finding expenses. All travel should be booked through the Company’s designated travel agency and in accordance with the Company’s travel policy. If you and your family member travel by air, you should use any available discounts (including weekend discounts) and make reservations far enough in advance to get the lowest possible airfare.

Reimbursable Trip Expenses
The Company will reimburse the following acceptable expenses:

▪ Airfare (in lieu of mileage)

- Seven-day advance purchase is required

- Coach or economy class fare with a Saturday night stay

- Transportation to and from the terminal

- Parking at the terminal for one automobile

- Airline luggage charges (one bag per person)

▪ Lodging

▪ Meals

- A per diem of $35 for you and your family member (each)

- Receipts are not required

▪ Mileage (in lieu of airfare)

- To/from the departure and destination locations

- Incurred during the home finding trip(s)

- Reimbursed at the current Company rate

▪ Parking and tolls

▪ Rental car (if airfare is utilized)

- Mid-size automobile and gasoline at the destination location

Securing a New Lease
In order to avoid any future penalties to either you or the Company, a transfer clause should be inserted into any lease that you sign at the new location. The following clause is recommended:

“In the event the renter is transferred, or decides to purchase or build a home during the term of this lease, this lease may be terminated upon thirty (30) days written notice to landlord with no penalty to renter. Renter will provide a copy of the employer’s relocation authorization.”

Reimbursable Lease Acquisition Fees	The Company will reimburse lease acquisition fees (i.e., application fees and credit check fees) up to a maximum of $300, when you secure a new lease if it is a customary charge for the area.

Reimbursable Lease Cancellation Fees
The Company will reimburse lease cancellation penalty fees up to a maximum amount equal to two months’ rent if you rented your primary residence at the departure location and a lease cancellation charge is unavoidable. No reimbursement will be made for forfeiture of a lease deposit as a result of negligence by you or for penalties arising from damage repair, painting, or cleaning costs.

In cases where you share an apartment with someone other than a spouse/domestic partner, the fee will be reimbursed on a prorated basis. Your name must be on the lease in order to be eligible for reimbursement.

You should not discuss the Company’s lease cancellation reimbursement policy with the landlord.

Reimbursement Process
To receive reimbursement, the following are required:

▪ Documentation from your landlord detailing charges due to obtaining the new lease.

▪ Copy of the lease and/or a letter, receipts and/or cleared checks, from your landlord detailing the terms and conditions of early termination of your lease.

▪ Verification of rental amount (from copy of old lease or letter from landlord).

▪ Documentation stating when the 30-day notice for breaking the lease was given (your letter to landlord).

Tax Impact	All Rental Assistance reimbursements and costs covered by the Company will be reported as additional compensation. The Company will provide tax assistance (gross-up).

HOME FINDING ASSISTANCE

Benefit Description
SIRVA specializes in helping you locate the right home in the right neighborhood quickly and easily. To assist the Company in controlling relocation costs, you must allow SIRVA to make the first contact with the real estate agent(s) in the destination location. SIRVA only recommends knowledgeable agents with a proven track record of successfully finding homes. If you have a real estate agent you would like to recommend, it is important that you do not contact the agent. Instead, let your Relocation Counselor know who the agent is and where he/she can be reached. Your Relocation Counselor will then contact the agent to obtain his/her credentials and, if qualifications are acceptable, will select that agent to assist you in searching for a new home.

You, members of your immediate family or other Company employees may not directly or indirectly benefit financially from the fees that the Company pays for services or other costs related to your relocation. It is for that reason that the Company will not reimburse you, an immediate family member, another relative, or another Company employee (or his/her spouse/domestic partner) for any fees for services performed as a real estate agent or broker for the purchase of your new primary residence.

Relocation Counselor Assistance
Your Relocation Counselor will contact you to review the program, explain the benefits and offer assistance. This assistance includes:

▪ Conducting a telephone interview with you to discuss your housing needs and wants at the destination location. After this discussion, the Relocation Counselor will use the information acquired to recommend a real estate agent who is a relocation specialist in the destination area and who is knowledgeable regarding homes within the price range you have requested.

▪ Explaining “agency” and clarifying who the real estate agent is representing and why.

▪ Discussing real estate agent expectations so you fully understand what the real estate agent is expected to do for you and in what time frame.

▪ Reviewing purchase guidelines to help you make a good decision on the home you decide to purchase.

▪ Explaining comparable market analysis and encouraging you to have the real estate agent assist you in putting one together on the home you are purchasing. This will help you determine the best price for the property and eliminate purchasing an overpriced home.

▪ Assisting with negotiations—it can be very helpful to have the opinion of an uninvolved specialist when you are negotiating the purchase price of a new home.

▪ Reviewing the purchase agreement (contract). The Relocation Counselor will be available to look over the purchase agreement to help determine if it is written in your best interest.

▪ Encouraging you to be pre-qualified with a lender. In many markets, sellers are requiring buyers to be pre-qualified at the time the offer to purchase is made. The Company has made lender arrangements through SIRVA Mortgage.

Home Finding Trips
The Company will reimburse expenses for you and one eligible family member age 13 or older for up to two home finding trips, for a total of seven days, to locate living accommodations at the destination location. This timeframe includes travel time. You are encouraged to seek pre-approval for a mortgage from SIRVA Mortgage before departing on a home finding trip.

It is expected that you will exercise good judgment when incurring home finding trip expenses. All travel should be booked through the Company’s designated travel agency and in accordance with the Company’s travel policy. If you and family member travel by air, you should use any available discounts (including weekend discounts) and make reservations far enough in advance to get the lowest possible airfare.

Reimbursable Trip Expenses
The Company will reimburse the following acceptable expenses:

▪ Airfare (in lieu of mileage)

- Seven-day advance purchase is required

- Coach or economy class fare with a Saturday night stay

- Transportation to and from the terminal

- Parking at the terminal for one automobile

- Airline luggage charges (one bag per person)

▪ Lodging

▪ Meals

- A per diem of $35 for you and your family member (each)

- Receipts are not required

▪ Mileage (in lieu of airfare)

- To/from the departure and destination locations

- Incurred during the home finding trip(s)

- Reimbursed at the current Company rate

▪ Parking and tolls

▪ Rental car (if airfare is utilized)

- Mid-size automobile and gasoline at the destination location

Future Relocation
The new home you select today may affect your benefits for future relocations. Please refer to the Home Marketing and Home Sale Assistance, Ineligible Properties section for homes that do not qualify for Home Sale Assistance, should you be transferred again by the Company.

Reimbursement Process	To receive reimbursement, eligible expenses accompanied by appropriate documentation/receipts and per diem amounts must be submitted through SIRVA’s MoveOurHome Web site.

Tax Impact	All reimbursements will be reported as additional compensation. The Company will provide tax assistance (gross-up).

NEW HOME PURCHASING ASSISTANCE

Benefit Description
SIRVA will, through its affiliate, SIRVA Mortgage, provide various mortgage-related services for you if you currently own a home and will be purchasing a home in the destination location. The assistance will include:

▪ Counseling on various types of loan programs available and the impact of those programs based upon your specific financial situation and relocation mortgage benefits.

▪ Pre-approval for mortgage financing, including credit review, so you are more aware of the value of a home you can acquire in the destination location. You are encouraged to be pre-approved before embarking on a home finding trip. This benefit is without cost or obligation.

SIRVA Mortgage is a national mortgage banker, specializing in relocation lending. SIRVA Mortgage offers a wide variety of mortgage products through the nation’s leading lenders. SIRVA will shop rates and programs through its multi-lender approach to find the most competitive rate for your mortgage loan.

No Closing Cost Mortgage with SIRVA Mortgage
Non-recurring closing costs normally paid by you when purchasing a new home are eliminated through this Policy. Included in your Policy is a no closing cost loan program, which is provided to the Company by SIRVA in conjunction with SIRVA Mortgage. Policy requirements include that:

▪ You must be a homeowner in the departure location and sell your home through SIRVA’s Home Sale Assistance program.

▪ The residence purchased must be the permanent residence of you and your family.

▪ The home purchased cannot be a mobile home or boat.

▪ You must be responsible for recurring costs such as prepaid interest, real estate taxes, and private mortgage insurance (PMI).

Lender Other Than SIRVA Mortgage
If you choose not to participate in the no closing cost loan program, you will receive reimbursement of normal and customary non-recurring closing costs, and these costs will be grossed up. In order to receive reimbursement, you must include appropriate documentation (e.g., a copy of the final signed settlement statement).

Normal and Customary Non-Recurring Closing Costs
Typically, the following items are considered to be normal and customary non-recurring closing costs:

▪ A loan origination charge which includes a loan origination fee up to one percent of the mortgage amount and lender fees (application fees, underwriting fee, processing fee, etc. , capped at $525)

▪ Normal and customary title services fee.

▪ Normal and customary escrow or closing fees charged by the title company and/or lender to close the sale. This does not include items such as taxes and insurance that must be paid in advance into escrow accounts.

▪ Normal and customary attorneys’ fees.

The Company will not pay for a charge made by a lending agency as inducement for it to take a mortgage or participate in buydown points or a loan discount rate. Any additional seller’s costs that you agree to will be at your own expense.

General Home Inspection
A general home inspection, appropriate for the area and age of the home, will be recommended by your Relocation Counselor to help you assess the prospective home’s overall condition. The Company will cover the cost of this inspection up to $500.

New Construction
In some areas, it is customary for buyers to incur closing expenses in connection with a building or construction loan. These costs will not be reimbursed.  You may obtain a no closing cost mortgage after the completion of your home as end-loan financing. End-loan financing is the final mortgage loan to the ultimate purchaser of a property, as opposed to a construction loan or other form of interim financing. The transaction must be completed within one-year of your transfer or start date.

Reimbursement Process
If you participate in the no closing cost loan program, reimbursement of closing costs is not applicable.  If you have chosen to find a lender on your own, reimbursable home purchase costs accompanied by appropriate documentation (copy of the signed HUD-1 Settlement Statement) must be submitted through SIRVA’s MoveOurHome Web site.

Tax Impact
Tax assistance (gross-up) is not applicable if you participate in the no closing cost loan program through SIRVA Mortgage.

If you elect to choose a lender on your own and closing costs are reimbursed, the costs will be reported as additional compensation. The Company will provide tax assistance (gross-up),  however in most states, full gross-up is not necessary for loan origination charge/discount point reimbursement as the sum is subject only to FICA taxes. Medicare and social security (if applicable) gross-up will be provided on the origination fee reimbursement.

The general home inspection will be reported as additional compensation. The Company will provide tax assistance (gross-up).

TEMPORARY HOUSING

Benefit Description
The Company will provide temporary housing accommodations if you are needed to report to work at the destination location and are unable to move into your new permanent residence. Expenses listed below will be reimbursed for up to 60 days for you and, if applicable, your family members. In order to be eligible for the temporary housing benefit, you must be responsible for a residence in the departure location (a house that has not yet been sold or closed, or a rental unit that has not yet been vacated) during the same timeframe. Temporary housing accommodations will be coordinated through SIRVA.

Housing Period
The temporary housing period begins on the day of your arrival in the destination location and ends with whichever of the following occurs first:

▪ You have closed on your new home or have moved into your rental home.

▪ Your household goods have been delivered.

▪ The temporary housing period expires.

You will be responsible for any additional temporary housing costs that result from your decision to build a home in the new location.

SIRVA Assistance
Upon authorization from the Company, SIRVA will:

▪ Contact you to determine your needs in regard to the length of stay and housing requirements.

▪ Contact the appropriate resource to determine availability of units and leasing terms.

▪ Provide you with the name(s) and location(s) of available unit(s) for your selection.

Upon notification from you of an acceptable unit, SIRVA will:

▪ Assist in negotiating the terms of the lease in accordance with the appropriate reimbursement guidelines and your requirements.

▪ Advise you on what documents need to be completed and billing procedures.

▪ Maintain contact with you throughout the temporary housing period to coordinate changes or resolve issues.

Reimbursable/ Expenses
The Company will cover the following acceptable expenses:

▪ Lodging

- Corporate lodging with cooking and laundry facilities should be used when possible

▪ Transportation (to the temporary housing facility)

- Airfare (coach or economy class) and rental car (for up to 7 days) if you travel via airplane

- Mileage if you travel via automobile; you are encouraged to drive your automobile to the temporary housing location; if the distance is greater than 400 miles, the Company will ship your automobile ahead of time for use during temporary housing (See the Movement of Household Goods, Automobiles section)

All travel should be booked through the Company’s designated travel agency and in accordance with the Company’s travel policy.

Trips Home
The Company will reimburse transportation costs for return trips home.  If your family remains at the departure location the Company allows one trip home for every two weeks of temporary housing up to a maximum of five trips. If you are accompanied by your family, the Company allows one trip per month up to a maximum of two trips if necessary. Reimbursable transportation costs include coach airfare and airport parking or automobile mileage at the current Company rate to the departure location only. All travel should be booked through the Company’s designated travel agency and in accordance with the Company’s travel policy.

Optionally, a family member may travel to the new location instead of you making a trip home. However, any additional lodging and meal costs will be at your expense.

Reimbursement Process
To receive reimbursement, eligible expenses (that have not been direct-billed), accompanied by appropriate receipts must be submitted through SIRVA’s MoveOurHome Web site.

Note: Some of your temporary housing expenses may be direct-billed to the Company.

Tax Impact	Temporary Housing payments or reimbursements will be reported as additional compensation. The Company will provide tax assistance (gross-up).

HOME MARKETING AND HOME SALE ASSISTANCE

Confidential information—absolutely may not be distributed or used without the prior written consent of SIRVA Relocation LLC.

Benefit Description
The Home Sale Assistance program is designed to provide professional assistance to secure a sale on your home in the shortest period of time, at a fair market value, and with the least amount of inconvenience. In addition, the process provides the most favorable tax treatment to both you and the Company. The steps that will occur are different from a typical real estate transaction. Your Relocation Counselor will explain the process and provide all necessary information regarding the home sale program and will be your advocate throughout your move.

Qualifications for the Program
To qualify for Home Sale Assistance, your name must appear in the title to the property and it must be your principal residence at the time of the transfer. In addition:

▪ The program procedures outlined by this Policy and SIRVA must be followed.

▪ You must warrant that you own and occupy the residence and that it is classified as a single-family residence, condominium, or townhouse with no adverse conditions that will prevent its marketability.

Ineligible Properties
The following kinds of properties do not qualify for Home Sale Assistance:

▪ Cooperative units

▪ Farms

▪ Homes valued at $1,000,000 or more, as determined by the average of the Broker Market Analyses, may be ineligible subject to SIRVA’s evaluation to determine inclusion in the home sale policy

▪ Homes with acreage in excess of five acres

▪ Homes with acreage that does not conform to the immediate area

▪ Houseboats

▪ Income producing properties (other than two family duplexes owned by the employee, one unit of which is occupied by the employee)

▪ Manufactured/Mobile homes whether on owned or leased lots

▪ Multi-family dwellings (except a two-family residence when one part is the principal residence of the employee)

▪ Properties containing or located by hazardous, toxic or potentially hazardous or toxic containers, materials, chemicals or gases (including but not limited to, radon, underground storage tanks, mold, UFFI, carcinogens, irritants, corrosives, environment hazardous and the like)

▪ Properties in which inspections conducted disclose defects which rendered the property unmarketable and/or the employee does not resolve to the satisfaction of SIRVA

▪ Properties not zoned by 1-4 family residential

▪ Properties that are not insurable under SIRVA’s property and general insurance liability coverage for relocation homes

▪ Properties that have been converted (not originally residential)

▪ Properties on which clear title cannot be delivered

▪ Properties that have EIFS (Exterior Insulating Finishing Systems), also known as synthetic stucco

▪ Properties that do not qualify for conventional mortgage financing

▪ Properties that have been on the market at any time within six months of the date of the employee’s initiation into the program (subject to exception between the Company and SIRVA)

▪ Properties with building materials commonly known as “Chinese Drywall” or other drywall material with similar characteristics

▪ Residences acquired for commercial or speculative purposes

▪ Residences containing or located near hazardous materials (e.g. lead, Urea Formaldehyde Foam Insulation [UFFI], asbestos)

▪ Residences that are not Federal National Mortgage Association (Fannie Mae) or Federal Home Loan Mortgage Corporation (Freddie Mac) approved

▪ Residences undergoing renovation or construction

▪ Resort properties

▪ Shared ownership properties (i.e., timeshares)

▪ Summer/vacation homes

▪ Vacant land

If any inspection discloses a significant problem, SIRVA reserves the right to exclude the home from the Home Sale Assistance program. In such event, you may be eligible for direct reimbursement of certain home selling expenses.

Real Estate Agent Selection and Market Analysis
The Relocation Counselor will select two real estate agents who have a documented record of successfully selling homes in the immediate neighborhood and within the general price range of the home. These real estate agents will independently inspect the home and complete a Broker’s Market Analysis (BMA) to establish the Most Probable (likely) Sales Price.

You, members of your immediate family or other Company employees may not directly or indirectly benefit financially from the fees that the Company pays for services or other costs related to your relocation. It is for that reason that the Company will not reimburse you, an immediate family member, another relative of the employee, or another Company employee (or his/her spouse/domestic partner) for any fees for services performed as a real estate agent or broker for the sale of your primary residence.

If you have a real estate agent you would like to recommend, it is important that you do not contact that agent. Instead, let the Relocation Counselor know who the agent is and where the agent can be reached. The Relocation Counselor will then contact the agent to obtain their credentials and, if qualifications are acceptable, will select that agent as one of the agents to prepare and present a marketing plan.

The brokers will send the completed BMAs to the Relocation Counselor who will review the results for thoroughness, accuracy, and logic of conclusions. Once the Relocation Counselor approves of the BMAs, the Most Probable (likely) Sales Prices listed on the BMAs are averaged together and the home will be listed at no more than 105 percent of this average. If the Most Probable (likely) Sales Prices are not within five percent, a third analysis will be ordered. The two closest Most Probable (likely) Sales Prices will be averaged together and the home will be listed at no more than 105 percent of this average. The Relocation Counselor will then review the results with you, at which time you and SIRVA shall agree to proceed with the Option to Purchase.

Option to Purchase
You will enter into an Option to Purchase with SIRVA instead of listing your home under your name. This agreement enables SIRVA to list the property in SIRVA’s name, facilitate the move and defray many relocation costs. Once the property is listed for sale, SIRVA will pay you a small monetary consideration as determined by SIRVA (“option payment”) for your signing the Option to Purchase. Upon the sale of the home to SIRVA, the option payment will be credited to the purchase price. The option will last for six months and is renewable at the end of that period of time with your consent. During this option period SIRVA will expose the home to the marketplace. Most typically, the home will be listed with a real estate agent by SIRVA who will, through exposure to the public, determine what a buyer will pay at arm’s length for the home. The Option to Purchase must be executed and returned to SIRVA prior to proceeding with the program.

Seller’s Disclosure Statement and Title Report
You will be responsible for complying with all federal, state and local disclosure requirements associated with the sale of your home. This includes the completion of all real estate disclosure forms that may be required. Along with the Option to Purchase, you will be given a SIRVA Seller’s Disclosure Statement for execution. This document must be executed prior to proceeding with the program.

Additionally, SIRVA will order a title report on the home and advise you of the results. In the event the title report indicates a cloud on title, you will be responsible for properly clearing title before selling the home to SIRVA. SIRVA may be able to assist you in clearing clouds on title. A cloud on title is defined as any outstanding claim, lien, encumbrance, document or condition usually revealed by a title search which impairs the title and the marketability of a property.

Listing the Property
The choice of the listing agent and the price at which the home is listed are subjects that the Relocation Counselor will discuss with you. Although SIRVA will list the home for sale (if that is mutually desired) your input with regard to the agent and the list price will be given great consideration by the Relocation Counselor. The home will be listed at a price not to exceed 105 percent of the average of the Most Probable (likely) Sales Prices as determined from the Broker Market Analyses.

Setting a proper and realistic list price is crucial to the success of selling a home in a reasonable period of time and for the highest possible price. The determination of the initial list price is based on a number of factors such as location, competition, the condition of the property, and the time of year the home is listed. Over-listing a home only benefits the competition, generally extends the marketing time of the property, and may result in a lower final sales price than if the property had been marketed more realistically from the start.

Marketing Strategy
Your Relocation Counselor will discuss the best strategy for marketing the home, suggesting any repairs, maintenance, and/or decorating that you may want to do to maximize the home’s value and expedite the marketing process. The Company will not reimburse these costs.

Exposure of the Home to the Marketplace

SIRVA will be responsible for marketing the home, generally by listing the home with a real estate agent. Your Relocation Counselor will monitor all sales activity on the property to ensure that all of the best marketing procedures are being used for maximum exposure to the marketplace. Your Relocation Counselor and the real estate agent will keep you informed of all activity and feedback on the house during the marketing process.

Inspections
In general, SIRVA does not order nor pay for inspections on your home although inspections may be ordered and paid by an outside buyer to assist in determining if he/she should purchase your home. If there is a reason to believe inspections are necessary on your home in order to determine if the home is eligible for the home sale program, SIRVA will order and pay for inspections including but not limited to, a general home, pest, and well and septic, if applicable. If any additional inspections such as EIFS, structural, hardboard siding, etc. are required as a result of the general inspection or SIRVA’s due diligence, you may be responsible for those inspection costs. SIRVA follows the Worldwide Employee Relocation Council’s (ERC) Statement of Use: Relocation Property Assessment that identify structural, safety and inoperable items, regardless of local/state codes. All final reports must be satisfactory.

You will be solely responsible for rectifying or repairing any adverse items that appear in any inspections obtained prior to closing with SIRVA. Your Relocation Counselor will discuss with you all aspects so you can make an informed decision.

Offer to Purchase
At the point that SIRVA believes it has established fair market value based on a bona fide outside offer, the Relocation Counselor will notify you of the amount of the offer. If you agree that the amount constitutes fair market value, SIRVA will exercise its Option to Purchase at that amount. You may decide that the amount being offered is not sufficient for fair market value. In that event, SIRVA will continue the exposure of the home to the marketplace in order to determine whether there is a more accurate definition of fair market value.

Closing the Sale
Once SIRVA has exercised the Option to Purchase, a closing will be scheduled with you approximately three days prior to closing with the outside buyer. You will be responsible for all costs and risks associated with the home up to and including the date of closing with SIRVA. These include but are not limited to: pro-rations for taxes, interest on the mortgage, utilities, homeowner’s insurance, agreed upon repairs required from any inspections, and any other costs associated with the ownership of the home. After the date of the closing, SIRVA will be responsible for all of those items regarding the home.

If after all contingencies of the sale of your home to SIRVA have been met and the property remains eligible for the relocation program, and the sale of the home to the outside buyer falls through, the Contract of Sale between you and SIRVA will still be honored.

At the closing between SIRVA and you, SIRVA will provide a Promissory Note for the amount of equity due to you as set forth in the Contract of Sale. You will receive the final net proceeds (the equity) in the property within approximately 10 business days from the date of the Promissory Note. Net proceeds are defined as the sales price of the home minus liens, mortgages, appropriate pro-rations, and less any equity advance already received by you. As provided in the Contract of Sale, there are no real estate commissions or other standard closing costs that will be deducted from the proceeds.

If the mortgage company submits funds to you that were previously paid by SIRVA (i.e. escrow payments or additional interest payments), you must immediately return the funds to SIRVA or they will revert to a loan, requiring interest and a payroll deduction.

You are responsible for disclosing all known conditions and defects of the property. If you fail to disclose, you may be responsible for all costs incurred by SIRVA as a result of the non-disclosure.

IMPORTANT NOTE: At the closing with you, SIRVA does not actually take title to your home or pay off your mortgage. Instead, SIRVA takes full responsibility for making your mortgage payments, and ultimately paying off the mortgage when a sale between SIRVA and an outside buyer closes. Until a sale between SIRVA and an outside buyer closes, the title and mortgage remain in your name and will continue to appear on your credit report. SIRVA assumes all responsibility for the care and maintenance of the home once you close with SIRVA under the provisions of the Home Sale Assistance program. SIRVA will assist you if any questions should arise in regard to this process.

Equity Advance
In the event you require a portion of your equity for a down payment or closing on your new home, provided you will close your home through SIRVA’s home sale assistance program, SIRVA will advance up to a maximum of 80 percent of your estimated equity based on the bona fide outside offer less the following:

▪ Any estimated unpaid balances on all mortgages, equity lines of credit, liens, assessments, or other encumbrances.

▪ One-year’s property taxes.

▪ One month’s mortgage payment for each mortgage or equity line.

Contact your Relocation Counselor to request an advance. SIRVA will send you a Promissory Note stating the amount advanced. The Promissory Note must be signed by you and all owners of record and returned to SIRVA prior to advancing any funds. The advance is non-interest bearing prior to its due date. The amount advanced will be repaid to SIRVA as a deduction from your final equity payment. Equity advances generally require 7-14 days to process. The Promissory Note amount must be paid back in the event the relocation is not completed. All equity advance(s) must be repaid/reconciled within six months of being issued.

Vacating the Property
In the event you are unable to vacate the property at the time of closing with SIRVA, the home may be leased back to you during the approximate three day period prior to closing with an outside buyer, at a minimum per diem of $50. A $500 security deposit will be withheld from the net proceeds and will be returned after SIRVA inspects the home following the vacate date. Under the lease, you would be responsible for utilities, general maintenance and insurance on household goods through the date of vacating and/or transfer of possession to SIRVA. The Relocation Counselor will provide instructions for transferring utilities, keys, etc.

Obligations in the Contract of Sale with SIRVA
Your obligation to SIRVA with regard to the condition of the home at closing will be similar to that which would occur in the sale to any other buyer. In fact, in the event that SIRVA sells the property and incurs any expenses, costs, or liabilities with regard to a condition of the property that existed at the date of the closing with SIRVA, you may be held responsible for those items.

Bona Fide Offer Definition
A bona fide offer generally includes the following requirements:

▪ The purchase price represents fair market value at the time of closing.

▪ The buyer is financially qualified and capable of purchasing the property utilizing common and ordinary terms, conditions, and contingencies (which may not include a contingency for the sale of the buyer’s property) and which will be contingent on favorable results of inspections, if any, and the closing date cannot be beyond 60 days.

▪ The property satisfies generally accepted and applicable industry criteria for a mortgage loan at standard market rates as determined by a reputable institutional lender (e.g. a bank, savings bank or mortgage company authorized to conduct business in the area). Generally accepted and applicable industry criteria for mortgage loans shall include loans eligible for repurchase under guidelines established by organizations such as "Fannie Mae" and "Freddie Mac.” The availability of financing by a particular lender such as a local portfolio lender or other non standard lending arrangement does not constitute generally accepted and applicable industry criteria for a mortgage loan.

Home Sale Assistance through SIRVA Tax Impact	If you sell your home through SIRVA’s Home Sale Assistance program, expenses incurred are not considered additional compensation to you; therefore tax assistance (gross-up) is not applicable.

Independent Sale
Because the Company has provided a Home Sale Assistance program that allows for a tax protected transaction, an Independent Sale is not recommended for properties which are eligible for the Home Sale Assistance program. However if you elect the Independent Sale option, you will be eligible to receive reimbursement of normal and customary home sale closing costs, including:

▪ Brokerage or agent commission on sale (maximum 6 percent of sale price)

▪ Normal and customary home sale closing costs, including:

- Attorney/escrow fees

- Customary federal, state and local transfer taxes

- Filing and notary fees

- Legal fees

Discount points and special financing costs will not be reimbursed.

If you elect the Independent Sale option, you will not be eligible for the Home Sale Incentive Bonus.

Independent Sale Tax Impact
If you elect not to participate in the Home Sale Assistance program, expenses reimbursed will be considered additional compensation. This payment will not be tax assisted (not grossed-up).

If your home is ineligible for the Home Sale Assistance program, expenses reimbursed will be considered additional compensation. This payment will be tax assisted (grossed-up).

HOME SALE INCENTIVE BONUS

Benefit Description
The Company will provide a Home Sale Incentive Bonus up to a maximum of $5,000 if you accept a bona fide outside offer on your home.  The bonus percentage is dependent upon when you secure the offer.  If you secure a bona fide offer on or between days:

▪ 1 and 60 of the marketing period the bonus will be equal to 2% of the sale price; or

▪ 61 and 90 of the marketing period the bonus will be equal to 1% of the sale price.

In order to be eligible for the bonus you must:

▪ Participate in the SIRVA Home Sale Assistance program.

▪ Not enter into a listing agreement with any broker without first consulting your Relocation Counselor.

▪ List the home at no more than 105 percent of the average of the two BMAs’ Most Probable (likely) Sales Price (if the BMAs are not within five percent of each other, a third BMA will be ordered and the two closest values will be averaged).

▪ Work with your SIRVA Relocation Counselor and the real estate agent throughout the marketing period of the home.

▪ Close your home sale through SIRVA.

Payment Process	The Home Sale Incentive Bonus will be processed by SIRVA once you have a bona fide offer and the contract has been fully executed and guaranteed by SIRVA.

Tax Impact	The Home Sale Incentive Bonus payment will be considered additional compensation. This payment will not be tax assisted (not grossed-up).

MOVEMENT OF HOUSEHOLD GOODS

Benefit Description
The Company will provide, through SIRVA, a moving company to assist you with the movement of household goods.  SIRVA will select the van line and will coordinate the details. The moving company selected will:

▪ Provide all required packing materials.

▪ Crate and uncrate necessary household items as recommended by the movers.

▪ Perform normal appliance servicing at origin and destination locations.

▪ Perform all packing, loading, transporting, and unloading.

▪ Provide partial unpacking services.

▪ Remove debris upon completion of the move (includes one pickup by the carrier of all cartons unpacked by you and must be within 30 days of delivery); make sure during any unpacking that you inspect every carton and all packaging material so that no item is accidentally discarded.

Special arrangements for shipping antiques or other items of exceptionally high value must be approved in advance and supporting documentation such as insurance appraisals is required for verification.

Excluded Items, Services and Costs
The Company will not cover the cost to move certain items. This list includes, but is not limited to:

▪ Aerosol products or flammable materials

▪ Any items requiring excessive or special van accommodations

▪ Farm equipment or trailers

▪ Firewood, logs, patio blocks or other construction materials

▪ Frozen foods or other perishables

▪ Jewelry, money, personal papers, records, tickets, securities or legal documents

▪ Liquors or carbonated beverages

▪ Pets

▪ Plants

▪ Stamps, coins or other valuable collections

▪ Yard items that are large and require additional labor for dismantling and re-assembly (i.e. swimming pools, spas, storage sheds, satellite antennas, etc.)

In addition to the above list, the Company will not cover the cost of certain services and extra charges. This list includes, but is not limited to:

▪ Cost of appraisals

▪ Draining of waterbeds

▪ Exclusive use of the van or expedited service

▪ Housecleaning, maid service or janitorial services at either your new or departure location

▪ Overtime charges for weekend or holiday moves

▪ Removal or installation of draperies, wall-to-wall carpeting or related items

▪ Restocking of freezer

▪ Movement of items related to secondary businesses

▪ Tips to the moving crew

You may use your Miscellaneous Expense benefit for the movement of excluded items or services.

Valuation
Replacement value protection is provided through the selected moving company. Any item(s) lost or damaged while in the carrier’s custody, will be either repaired or replaced with a similar kind or the carrier will pay the replacement value of such item(s). The maximum liability for loss or damage is $125,000 (does not include automobiles). If this amount of coverage is not adequate, additional coverage may be purchased by contacting the moving company.

Pre-Move Survey
Prior to the start of packing, the moving company representative will complete a survey, by phone or in person, of those household goods you will be moving. This survey is used to determine what services, materials and equipment will be required to complete your move. If, after the survey has been completed, you decide to move additional items of significant size or weight, you must notify the moving company representative so that the proper materials are available and proper space is allowed on the moving van.

Packing and Partial Unpacking of Goods
The Company will cover a full pack of your household goods. Please allow the movers to pack all of your goods. Any item that is not packed by the movers may not be covered by valuation. The movers will need to either inspect or repack self-packed items to ensure they will be covered by valuation.

The Company will cover a partial unpacking service, which includes:

▪ Unload the moving van and place furniture and boxes in specific rooms in the home per your instructions.

▪ Unpack mattresses and assemble beds.

▪ Unpack dresser mirrors and similar items and reassemble.

▪ Reassemble any item disassembled by the mover to facilitate transportation. Exceptions include any item needing professional expertise to reassemble, such as a slate pool table, major appliances, etc.

▪ Remove any cartons and debris from items you or mover unpacked on the day of delivery.

You will be asked to check items off the mover's inventory to ensure all items arrived. Items can be repositioned upon request.

Inventory List
Read the inventory list prepared by the movers very carefully before you sign the document. You will want to be sure it is accurate and includes all goods intended for shipment. When your goods arrive, you or a responsible family member must be present to check off every item brought into your home.

Damaged Goods
If you discover any damage to your goods, set the damaged goods and container aside and immediately notify your Relocation Counselor for directions on how to file a claim. The moving company will provide you with the proper claim forms and procedures. Cost consideration is not given for sentimental value you may have for your item(s).

Storage In-Transit
If you must vacate your previous residence before you have procured permanent housing at the new location, the Company will pay for storage costs of household goods for up to 60 days. Storage costs are figured on a daily basis.

Although storage is provided, the Company recommends that you attempt to coordinate the shipment to be transported directly from your old home to your new home to avoid excessive handling of your household goods. The Company does not cover the cost of accessing items that have been placed in storage.

Your mover will designate an agent to arrange storage of your goods. Make sure you obtain the name, address, and telephone number of the warehouse where your goods will be stored.

The costs of damage to your goods due to acts of nature (hurricanes, tornados, etc.) are not covered.

Automobiles
The Company will provide, through SIRVA, shipment of up to two automobiles if the distance to the destination location is greater than 400 miles. The automobiles must be in working order and their value must exceed the cost of shipping. Insurance coverage will be provided on your automobiles. If the mile restriction is met, one automobile may be shipped in advance for use during the temporary housing period.

If the distance is less than 400 miles or you choose to drive to the destination location, the Company will reimburse mileage based on the current Company reimbursement rate. See the Final Trip to the Destination Location. The Company covers up to a total of two automobiles, whether by shipping (if eligible) or mileage reimbursement, or a combination of the two.

In order to be eligible for insurance coverage, do not pack any personal/household goods items in an automobile(s) to be shipped.

Reimbursement Process
The cost of moving household goods from your former residence to your new home will be paid directly by the Company on your behalf. Any additional pick-ups and deliveries, or other special situations, will be at your expense.

Tax Impact
The cost to move your household goods and up to 30 days of storage is not taxable; therefore tax assistance (gross-up) does not apply. The Company will provide tax assistance (gross-up) on any additional days of storage provided. See the Tax Liability Assistance section for additional information.

FINAL TRIP TO THE DESTINATION LOCATION

Benefit Description
The Company will reimburse actual and reasonable en route expenses from the departure location to the destination location incurred by you and your family members. All travel should be booked through the Company’s designated travel agency and in accordance with the Company’s travel policy.

Reimbursable Expenses
The Company will reimburse the following acceptable expenses:

▪ Airfare

- Seven-day advance purchase is required

- Transportation by coach or economy class fare

- Transportation to the terminal

- Airline luggage charges (one bag per person)

▪ Lodging

- One night per location while en route

▪ Meals

- A per diem of $35 per family member age 13 and over and $15 per family member age 12 and under; receipts are not required

▪ Mileage

- Reimbursed at the current Company rate for up to two automobiles

- The Company covers up to a total of two automobiles, whether by shipping (if eligible) or mileage reimbursement, or a combination of the two

- See the Movement of Household Goods, Automobiles section

▪ Parking and tolls

To limit lodging and meal expenses, the Company expects you to travel a minimum of 400 miles per day. Your trip must be made by the most direct route—no vacation, extended trips, personal side trips, or leisure travel will be covered.

Reimbursement Process	To receive reimbursement, eligible expenses accompanied by appropriate receipts and per diem amounts must be submitted through SIRVA’s MoveOurHome Web site.

Tax Impact
Lodging (one night in the departure location, nights en route, and one night in the destination location), airfare, and mileage expenses within the IRS guidelines are not taxable; therefore tax assistance does not apply. The Company will provide tax assistance (gross-up) on any meal per diems and mileage reimbursements that exceed the IRS guidelines, which are considered taxable. See Tax Liability Assistance for additional information.

MISCELLANEOUS EXPENSES

Benefit Description
The relocation process may create expenses for you not specifically covered by some other provision of this Policy, or create a need for additional monetary assistance for a current benefit provided. To compensate for these expenses, the Company will reimburse miscellaneous expenses up to $7,000. Receipts are required for reimbursement.
Miscellaneous expenses include, but are not limited to:

▪ Auto registration(s)

▪ Child/family care

▪ Club membership or dues payments

▪ Driver’s license

▪ Home staging costs

▪ Homeowner’s property insurance if cost is excessive

▪ House cleaning services

▪ Household goods services not covered by policy

▪ Installation of appliances, carpeting, window treatments, etc.

▪ Laundry/dry cleaning

▪ Overnight mail or postage charges

▪ Phone, utility or cable deposits and installation fees

▪ Piano tuning

▪ Professional tax services

▪ Shipment or boarding of pets

▪ Tax consulting or preparation

▪ Tips to movers

Payment Process	To receive reimbursement, eligible expenses accompanied by appropriate receipts must be submitted through SIRVA’s MoveOurHome Web site.

Tax Impact	These reimbursements will be reported as additional compensation. The Company will provide tax assistance (gross-up).

TAX LIABILITY ASSISTANCE

Benefit Description
The Internal Revenue Service (IRS) considers all relocation reimbursements made by the Company to you or on your behalf, “compensation for services” and will be taxable income to you. If the IRS “criteria” for moving has been met, the cost for the shipment of household goods, storage-in-transit for up to 30 days, and travel to the new location (excluding meals and mileage over the IRS excludable rate) will be considered “moving expenses” and therefore excludable from your W2 income. Taxable relocation reimbursements or payments made on your behalf will be included in your income for the year in which the payment was made or recorded. Therefore, if some of your expenses carry over into the following year, those expenses will be included in your W2 income the following year. Generally, reimbursements processed in December will be recorded in the following calendar year due to reporting timing restraints. You are solely responsible for maintaining all records and receipts necessary to claim allowable federal (and where applicable, state and local) income tax deductions.

Internal Revenue Service Regulations
The Revenue Reconciliation Act of 1993 resulted in a number of changes in how moving expenses are to be treated and which of those expenses will continue to be tax deductible.

To begin with, the following criteria must be met:

▪ The commute from your departure residence to the new work place must be at least 50 miles farther than the commute from your departure residence to the old place of work by the shortest, most commonly traveled route.

▪ You must be employed full time for 39 weeks. The 39 weeks must occur during a 12-month period that begins when you arrive at the new location. This requirement is waived in case of death, disability, involuntary termination or retransfer at the Company’s request.

▪ Except for some circumstances that involve your ability to move your family to the new location, the requirement calls for expenses to be incurred within one year of arrival in the general area of the new job location.

▪ Any expense that you incur must be “reasonable” in nature to be deductible. Expenses that are excessive will not be deductible.

▪ The move itself must be related to either continuing work at a new job location or starting a new job at a new location.

Definition of Moving Expenses
After the above criteria have been met, the IRS recognizes the following as “moving expenses.”

▪ Costs related to the movement of household goods and personal effects from the former residence to the new residence.

▪ The cost of transportation (mileage is limited to the current IRS rate) and lodging for you and your family during the final move from the former residence to the new residence.

Payment of these “moving expenses,” either directly or through reimbursement from the Company, will be excluded from your reported income.

Other moving expenses that are either reimbursed or paid directly by the Company will be reported as taxable income. These expenses may include such items as:

▪ Reimbursement for meals, lodging, transportation and other expenses that occur while house hunting, traveling, or residing in temporary housing.

▪ Reimbursement or direct payment by the Company for expenses relating to the purchase of a new residence.

▪ Reimbursement for expenses relating to the sale of the departure residence when you do not accept or were not eligible for the Home Sale Assistance program.

▪ The payment of charges that are by law or custom the responsibility of the Seller (such as a transfer tax) even when such charges are paid as part of the home sale program (check with your personal tax advisor).

Tax Gross-up
Unless otherwise indicated in this policy, the Company will pay the estimated federal, state, local and FICA tax liability (gross-up) that arises from the taxable, but generally not deductible, portion of Company-reimbursed expenses associated with a Company-requested relocation. Taxable expenses which are generally deductible, such as the loan origination charge/discount point on a new home loan, will be subject to only a FICA gross-up and, where appropriate, a state income tax gross-up. The estimated tax liability (including tax on the tax, or full gross-up) will take into consideration your marital status, number of dependents, and your Company earned income (annual salary).

The amount of tax gross-up will be remitted by the Company directly to the appropriate revenue agency and reported as withheld taxes on your W-2 Wage and Tax Statement.

The determination of whether an item is or is not deductible by you on your individual income tax return is a personal decision you must make. The way that an item is treated by the Company for purposes of income tax withholding does not constitute tax advice and you should consult a personal tax advisor.

Note: Taxable expenses are those that are considered taxable income and therefore included in your income and subject to Federal, State, FICA, Medicare and Local taxes. Deductible expenses are those that are included in your taxable income for which you are entitled to claim a federal or state tax deduction. Excludable expenses are those moving expenses or reimbursements that the IRS considers non-taxable. These amounts are not included in your taxable income.

Section 409A of the Internal Revenue Code of 1986
To the extent any reimbursements or in-kind benefits under this Policy constitute “non-qualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (i) all such expenses or other reimbursements under this Policy shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

Gross-Up Table
The chart below indicates which relocation expenses are excludable from your W2 income if IRS criteria are met. If the expense is taxable and therefore will appear as income on your W2, the chart indicates if the Company will provide tax assistance (gross-up) on the expense.

	Policy Component	Excludable	Tax Assisted (Grossed-up)
	Rental Assistance	No	Yes
	Home Finding Assistance for Homeowners	No	Yes
	New Home Purchase Assistance: - Employee participates in no closing cost loan program - Employee does not participate in no closing cost loan program	N/A No	N/A Yes
	General Home Inspection	No	Yes
	Temporary Housing	No	Yes
	Home Sale Assistance through SIRVA	N/A	N/A
	Home Sale Incentive Bonus	No	No
	Home Sale – Independent - Employee chooses not to participate - Employee’s home is ineligible for the program	No No	No Yes
	Movement of Household Goods: - Van line services - Valuation - Storage of household goods up to 30 days - Storage of household goods after 30 days - Automobile(s)	Yes Yes Yes No Yes	N/A N/A N/A Yes N/A
	Final Trip to the Destination Location: - Airfare - Meals - Lodging - Mileage reimbursed to current IRS excludable amount - Mileage reimbursed above current IRS excludable amount	Yes No Yes Yes No	N/A Yes N/A N/A Yes
	Miscellaneous Expenses	No	Yes

* In most states, full gross-up is not necessary for loan origination charge/discount point reimbursement as the sum is subject only to FICA taxes. Medicare and social security (if applicable) gross-up is provided on the origination fee reimbursement.
N/A = Not applicable